Exhibit 99.1

FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS ADDS

SECOND INDEPENDENT DIRECTOR

CRANBURY, NJ - (January 31, 2007) - Innophos Holdings, Inc. (NASDAQ: IPHS), the parent company of Innophos Investments Holdings, Inc and Innophos, Inc., today announced the election of Gary Cappeline to its Board of Directors and those of its subsidiaries, Innophos Investments Holdings, Inc. and Innophos, Inc. Mr. Cappeline was elected as part of an expansion of the Boards from five directors to six.

Mr. Cappeline will serve as an independent director on three board committees: Audit, Compensation, and Nominating & Corporate Governance. His election marks the Company’s addition of a second independent director following its initial public equity offering completed in November 2006, and maintains the Company’s compliance with NASDAQ listing standards.

Prior to the Company’s public offering, Innophos Holdings, Inc. elected Linda Myrick as its first independent Director. She serves on all three Board committees.

Mr. Cappeline currently serves as an Operating Partner of AEA Investors LLC, a private equity investment fund headquartered in New York City. Before joining AEA in 2007, Mr. Cappeline was president and chief operating officer of Ashland Inc., a diversified chemical company, to which he returned in 2002 after service as a senior executive in the chemical sectors at Englehard Corporation and Honeywell International. He also served as chemical industry partner at Bear Stearns Merchant Bank. Mr. Cappeline currently serves on the board of directors of Unifrax Corporation, a leading producer of high temperature insulation products for a wide variety of industrial applications. He previously served as a board and executive committee member of the American Chemistry Council, a chemical industry trade association.

Ms. Myrick is Vice President & General Manager of Scott Medical Products, a division of Scott Specialty Gases, Inc. From 2001 – 2003, Ms. Myrick held various executive management positions with Rhodia, Inc., the North American subsidiary of Rhodia, S.A., a diversified global chemical manufacturer, including Vice President & General Manager, North American Home, Personal Care & Industrial Ingredients, and Vice President & General Manager, North American Specialty Phosphates. Prior to joining

Rhodia, Ms. Myrick served in various positions in marketing, strategic planning and business management for FMC Corporation. In 2004 and 2005, Ms. Myrick served on the Board of Directors of Berwind Pharmaceutical Services, Inc.

###

About Innophos Holdings, Inc.

Innophos Holdings, Inc., the parent company of Innophos Investments Holdings, Inc. and Innophos, Inc., (www.innophos.com), is one of the leading North American manufacturers of specialty phosphates, serving a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos’ market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ‘IPHS-G’

Contact Information:

Alex Stanton

Stanton Crenshaw Communications

(212) 780-1900

alex@stantoncrenshaw.com